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                      November 21, 2022

       Yan Gao
       Vice President of Finance
       Qudian Inc.
       Tower A, AVIC Zijin Plaza
       Siming District, Xiamen
       Fujian Province 361000, People's Republic of China

                                                        Re: Qudian Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38230

       Dear Yan Gao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance